Exhibit 99.1

ACHILLION ANNOUNCES CLOSING OF

UNDERWRITERS’ OVER-ALLOTMENT OPTION

NEW HAVEN, Conn. (February 2, 2010) – Achillion Pharmaceuticals, Inc. (Nasdaq: ACHN), a leader in the discovery and development of treatments for the most challenging infectious diseases, today announced that it closed the sale of an additional 1,541,250 shares of its common stock in connection with the exercise of the over-allotment option granted to the underwriters of its recent offering of 10,275,000 shares of common stock. Upon closing of the purchase of the over-allotment shares, a total of 11,816,250 shares of common stock have been sold, resulting in gross proceeds of $24.6 million, before commissions and expenses, and net proceeds before expenses of $22.9 million. Roth Capital Partners acted as sole book-running manager for the offering, and Noble Financial Capital Markets and National Securities acted as co-managers.

The shares of common stock are being offered pursuant to a registration statement previously filed and declared effective by the Securities and Exchange Commission on October 16, 2009. This press release does not constitute an offer to sell or a solicitation of an offer to buy the securities in the offering.

Copies of the final prospectus supplement and accompanying base prospectus relating to the offering can be obtained at the SEC’s website at http://www.sec.gov. Copies may also be obtained by contacting Roth Capital Partners by e-mail to rothecm@roth.com, by fax to (949) 720-7227, or by mail to 24 Corporate Plaza Drive, Newport Beach, CA, 92660, Attention: Equity Capital Markets.

About Achillion

Achillion is an innovative pharmaceutical company dedicated to bringing important new treatments to patients with infectious disease. Achillion’s proven discovery and development teams have advanced multiple product candidates with novel mechanisms of action. Achillion is focused on solutions for the most challenging problems in infectious disease –hepatitis C, resistant bacterial infections and HIV. For more information on Achillion Pharmaceuticals, please visit www.achillion.com or call 1-203-624-7000. ACHN-G

Company Contact:	Investors:
Mary Kay Fenton	Anne Marie Fields
Achillion Pharmaceuticals, Inc.	Lippert/Heilshorn & Associates, Inc.
Tel. (203) 624-7000	Tel. (212) 838-3777
mfenton@achillion.com	afields@lhai.com

Bruce Voss
Lippert/Heilshorn & Associates, Inc.
Tel. (310) 691-7100
bvoss@lhai.com

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